Exhibit 10.26
February 24, 2026
Anna Shlimak
At the Address on file with the Company

Dear Anna,
This letter agreement (this “Letter Agreement”), effective as of February 24, 2026 (the “Effective Date”), sets forth the terms and conditions of our agreement regarding changes to your compensation. Capitalized terms used in this Letter Agreement that are not defined herein have the meanings set forth in your employment agreement with Cronos USA Client Services LLC, a limited liability company incorporated in the State of Delaware (the “Company”) and, solely for the purposes specified therein, Cronos Group Inc. (“Cronos Group”), a corporation organized under the laws of the Province of British Columbia, dated as of March 19, 2025 (the “Employment Agreement”).
1.Compensation.
As of the Effective Date: (a) the Base Salary will increase to US $402,690, less applicable deductions and withholdings; (b) your annual target bonus opportunity for purposes of Section 5.2 of the Employment Agreement will be 114% of Base Salary; and (c) your target annual long-term incentive opportunity over shares of Cronos Group for purposes of Section 5.3 of the Employment Agreement will be 121% of Base Salary.
2.One-Time Award.
You will receive, as soon as reasonably practicable following the Effective Date, a one-time award of restricted stock in the amount of US $59,455, based on the grant date fair value of such award (the “One-Time Award”). The One-Time Award shall be subject to the terms and conditions set forth in Cronos Group’s 2020 Omnibus Equity Incentive Plan and the applicable award agreement.
3.General.
Except as expressly modified by this Letter Agreement, all terms and conditions of your employment, as set out in the Employment Agreement, including, without limitation, Section 6 (“Termination of Employment”) and Section 7 (“Restrictive Covenants”), remain unchanged and continue in full force and effect.
4.Independent Legal Advice.
You acknowledge that you have been encouraged to obtain independent legal advice regarding the execution of this Letter Agreement, and that you have either obtained such advice or voluntarily chosen not to do so, and hereby waive any objections or claims you may make resulting from any failure on your part to obtain such advice.
5.Counterparts.
This Letter Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.

Exhibit 10.26
If you agree that this Letter Agreement correctly memorializes our understandings, please sign and return this Agreement, which shall become a binding agreement as the Effective Date.
Sincerely,
CRONOS USA CLIENT SERVICES LLC
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President
CRONOS GROUP INC.
By:    /s/ Michael Gorenstein
Name:    Michael Gorenstein
Title:    President and Chief Executive     Officer

Accepted and Agreed:
/s/ Anna Shlimak
Anna Shlimak
Date: February 24, 2026